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Proxy Statement Pursuant to Section 14(a) of the Securities

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The Boston Beer Company, Inc.
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The Boston Beer Company, Inc.
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THE BOSTON BEER COMPANY, INC.

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

May 23, 2012

To our Stockholders:

The 2012 Annual Meeting of the Stockholders of THE BOSTON BEER COMPANY, INC. (the “Company”) will be held on Wednesday, May 23, 2012, at 9:00 a.m. at The Brewery located at 30 Germania Street, Boston, Massachusetts, for the following purposes:

1. The election by the holders of the Class A Common Stock of three (3) Class A Directors, each to serve for a term of one (1) year.

2. The election by the sole holder of the Class B Common Stock of five (5) Class B Directors, each to serve for a term of one (1) year.

3. To conduct an advisory vote on the compensation of the Company’s named executive officers.

4. To consider and act upon any other business which may properly come before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 26, 2012 as the record date for the meeting. Only stockholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy (1) by mail using a traditional proxy card, (2) by calling the toll-free number, or (3) through the Internet, as described in the enclosed materials.

This Proxy Statement and accompanying proxy are being distributed on or about April 12, 2012.

C. JAMES KOCH	KATHLEEN H. WADE
Chairman of the Board of Directors	Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 23, 2012

The Notice of Annual Meeting, Proxy Statement and the Annual Report to Stockholders are available on the Internet. If your shares are held in your name, you may access the materials at http://bnymellon.mobular.net/bnymellon/sam. If your shares are held in the name of a bank, broker or other holder of record, you may access the materials at www.proxyvote.com.

THE BOSTON BEER COMPANY, INC.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Boston Beer Company, Inc. (the “Company”) for use at the 2012 Annual Meeting of Stockholders to be held on Wednesday, May 23, 2012, at the time and place set forth in the notice of the meeting, and at any adjournments thereof.

Proxy Materials are Available Electronically

As permitted by the rules of the Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On or about April 12, 2012, the Company mailed to its stockholders a Notice containing instructions on how to access this proxy statement and the Company’s annual report online. Those stockholders who received a Notice by mail will not receive a printed copy of the proxy materials in the mail. Instead, the Notice provides instructions on how to access and review all of the important information contained in the proxy statement and annual report and how stockholders may submit their proxy over the Internet. Stockholders who received a Notice by mail who would like to receive a printed copy of the Company’s proxy materials should follow the instructions for requesting such materials contained in the Notice.

Information about Voting

Stockholders can vote in person at the Annual Meeting or by proxy.

If your shares are held in your name, there are three ways to vote by proxy — by Internet, by toll-free telephone or by mail. If you access the Company’s proxy materials via the Internet, you may vote electronically or by telephone or you may request a proxy card to mail. If you request a printed copy of the Company’s proxy materials, by following the instructions on the proxy card, you can vote by Internet, by toll-free telephone or by signing, dating and mailing the proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 22, 2012.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director. If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR each of the agenda items for which you are entitled to vote and have not clearly indicated votes. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on these matters in accordance with their best judgment.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to the Company a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Company’s Corporate Secretary, Kathleen H. Wade. Your most current proxy card or telephone or Internet proxy is the one that will be counted.

The holders of a majority of the issued and outstanding Class A Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a quorum for the election of the Class A Directors and the advisory vote regarding the compensation of the Company’s named executive officers.

The matters being brought before the meeting will be decided, as follows:

Item 1, the election of each of the nominees for Class A Director as set forth below in this Proxy Statement in greater detail, will be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy at the Annual Meeting.

Item 2, the election of each of the nominees for Class B Director, also as set forth below in this Proxy Statement in greater detail, will be decided by the affirmative vote of the sole holder of the outstanding shares of Class B Common Stock, voting in person or by proxy.

Item 3, the non-binding, advisory vote regarding the compensation of the Company’s named executive officers, will be decided by the affirmative vote of the holders of a majority of the shares of the Class A Common Stock represented in person or by proxy and entitled to vote.

With respect to any other matter, if any, that properly comes before the Annual Meeting, the affirmative vote of the sole holder of the shares of Class B Common Stock represented in person or by proxy will be required for approval.

Abstentions and “withheld” votes will be counted as present in determining whether the quorum requirement is satisfied. Votes withheld with respect to the election of Class A Directors will have the same effect as negative votes. Similarly, abstentions will have the same effect as negative votes on the advisory vote regarding the compensation of the Company’s named executive officers.

All reasonable proxy soliciting expenses incurred in connection with the solicitation of proxies for the Annual Meeting will be borne by the Company. Officers and regular employees of the Company, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact.

The Company’s principal executive offices are located at One Design Center Place, Suite 850, Boston, Massachusetts 02210, telephone number (617) 368-5000.

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on March 26, 2012, are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 8,786,857 shares of Class A Common Stock, $.01 par value per share, and 4,107,355 shares of Class B Common Stock, $.01 par value per share. Each outstanding share of the Company’s Class A and Class B Common Stock entitles the record holder to one (1) vote on each matter properly brought before the Class.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock as of March 15, 2012 by:

•	each person (or group of affiliated persons) known by the Company to be the beneficial owner(s) of more than 5% of the outstanding Class A Common Stock;

•	the current directors of the Company, all of whom are nominees for reelection as directors, and the additional nominee for election as a director;

•	the executive officers of the Company named in the Summary Compensation Table on page 29 (“named executive officers”); and

•	all current directors and executive officers of the Company as a group.

The address of all Directors, nominees for director and named executive officers is c/o The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210. The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to the Company, except where otherwise noted.

Beneficial ownership is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares are Class A Common Stock, except for shares of Class B Common Stock held by C. James Koch.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors, Director Nominees and Executive Officers:
C. James Koch(1)	4,491,333	34.8%
Martin F. Roper(2)	154,030	1.8%
David A. Burwick(3)	41,200	*
Pearson C. Cummin, III(4)	56,216	*
Cynthia A. Fisher(5)	78,819	*
Jay Margolis(6)	31,000	*
Gregg A. Tanner(7)	28,000	*
Jean-Michel Valette(8)	51,500	*
William F. Urich(9)	101,293	1.2%
John C. Geist(10)	1,454	*
Thomas W. Lance(11)	91,749	1.0%
All Directors, Nominees for Director and Executive Officers as a group (15 people)	5,094,908	39.5%
Owners of 5% or More of the Company’s Outstanding Shares:
Black Rock, Inc.(12)	618,674	7.2%
40 E. 52nd Street, New York, NY 10022
Franklin Resources, Inc.(13)	639,140	7.4%
Franklin Advisers, Inc. Franklin Templeton Institutional, LLC Franklin Templeton Portfolio Advisers, Inc. Fiduciary Trust Company International One Franklin Parkway, San Mateo, CA 94403
Neuberger Berman Group LLC(14)	1,209,074	14.0%
Neuberger Berman LLC Neuberger Berman Management LLC Neuberger Berman Equity Funds 605 Third Avenue, New York, NY 10158
The Vanguard Group, Inc.(15)	581,002	6.7%
100 Vanguard Blvd., Malvern, PA 19355
Waddell & Reed Financial, Inc.(16)	738,914	8.6%
Waddell & Reed Financial Services, Inc. Waddell & Reed, Inc. Waddell & Reed Investment Management Company Ivy Investment Management Company 6300 Lamar Avenue, Overland Park, KS 66202

*	Represents holdings of less than one percent (1%).

(1)

Includes 4,107,355 shares of Class B Common Stock, constituting all of the outstanding shares of Class B Common Stock, options to acquire 31,300 shares of Class A Common Stock exercisable currently or within sixty (60) days and 23,486 shares of Class A Common Stock held by Mr. Koch as custodian for the benefit of his minor children. Also includes 55,333 shares of Class A Common Stock reported as beneficially owned by Cynthia A. Fisher, Mr. Koch’s spouse, consisting of 3,656 shares of Class A Common Stock held as custodian for the benefit of her minor children, 2,532 shares of Class A Common Stock held as trustee of irrevocable trusts for the benefit of her minor children and 36,000 shares of Class A Common Stock held as trustee of a grantor retained annuity trust, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.

(2)	Includes options to acquire 153,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(3)	Includes options to acquire 41,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(4)	Includes options to acquire 30,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(5)

Includes 3,656 shares of Class A Common Stock held by Ms. Fisher as custodian for the benefit of her minor children, 2,532 shares of Class A Common Stock held by Ms. Fisher as trustee of irrevocable trusts for the benefit of her minor children, 36,000 shares of Class A Common Stock held by Ms. Fisher as trustee of a grantor retained annuity trust and 13,145 shares of Class A Common Stock held in trust by a limited liability company of which Ms. Fisher is the manager. Also includes 23,486 shares of Class A Common Stock reported as beneficially owned by C. James Koch, Ms. Fisher’s spouse, as custodian, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership.

(6)	Consists of options to acquire 31,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(7)	Consists of options to acquire 28,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(8)	Includes options to acquire 35,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(9)

Includes options to acquire 97,600 shares of Class A Common Stock exercisable currently or within sixty (60) days and 1,454 shares of Class A Common Stock purchased under the Company’s Investment Share program which are not yet vested.

(10)	Consists of 1,454 shares of Class A Commons Stock purchased under the Company’s Investment Share program which are not yet vested.

(11)

Includes options to acquire 80,750 shares of Class A Common Stock exercisable currently or within sixty (60) days and 760 shares of Class A Common Stock purchased under the Company’s Investment Share program which are not yet vested.

(12)

Information is based on a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc., which reported sole voting power and sole dispositive power as follows: sole voting power — 618,674 shares and sole dispositive power — 618,764 shares.

(13)

Information is based on a Schedule 13G filed with the SEC on February 7, 2012 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson and Franklin Advisers, Inc., which reported sole voting power and sole dispositive power as follows: Franklin Advisors, Inc. had sole voting and sole dispositive power with respect to 582,870 shares; Franklin Templeton Portfolio Advisors, Inc. had sole voting and sole dispositive power with respect to 19,170 shares; Franklin Templeton Institutional, LLC had no sole voting power but sole dispositive power with respect to 29,900 shares; and Fiduciary Trust Company International had sole voting and sole dispositive power with respect to 7,200 shares. FRI and each of Charles B. Johnson and Rupert H. Johnson, Jr., the principal stockholders of FRI, may be deemed to be the beneficial owners of the shares reported.

(14)	Information is based on a Schedule 13G filed with the SEC on February 14, 2012 by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity

Funds, which reported that these entities may be deemed to beneficially own all of the shares reported in the table. Neuberger Berman Group LLC and Neuberger Berman LLC each reported shared voting power with respect to 1,081,291 shares and shared dispositive power with respect to 1,209,074 shares. Neuberger Berman Management LLC reported shared voting power and shared dispositive power with respect to 1,068,991 shares. Neuberger Berman Equity Funds reported shared voting power and shared dispositive power with respect to 967,419 shares. These entities also reported that the holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternative Fund Management LLC, NB Alternatives Advisers LLC and Neuberger Berman Fixed Income LLC, affiliates of Neuberger Berman LLC, are also aggregated to comprise the shares reported.

(15)

Information is based on a Schedule 13G filed with the SEC on February 9, 2012 by The Vanguard Group, Inc., which reported sole voting power and sole and shared dispositive power as follows: sole voting power — 12,474 shares, shared dispositive power — 12,474 shares, and sole dispositive power — 568,528 shares.

(16)

Information is based on a Schedule 13G filed with the SEC on February 14, 2012 by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell and Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company, which reported that these entities may be deemed to beneficially own all of the shares reported in the table. Waddell & Reed Investment Management Company reported sole voting power and dispositive power with respect to 536,464 shares, of which Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed, Inc. each reported shared beneficial ownership. Ivy Investment Management Company reported sole voting power and dispositive power with respect to 202,450 shares, of which Waddell & Reed Financial, Inc. reported shared beneficial ownership.

Items 1 and 2.    ELECTION OF CLASS A AND CLASS B DIRECTORS

          Upon the recommendation of the Nominating/Governance Committee, the Board of Directors proposes that the initial number of Directors for the ensuing year be fixed at eight (8), consisting of three (3) Class A Directors to be elected by the holders of the Class A Common Stock for a term of one (1) year, and five (5) Class B Directors to be elected by the sole holder of the Class B Common Stock, also for a term of one (1) year, reserving the right of the sole holder of the Class B Common Stock to increase the number of Class B Directors to up to seven (7) at such time as he deems appropriate and to elect up to two (2) additional Class B Directors accordingly.

It is proposed that the holders of the Class A Common Stock elect each of the three (3) nominees for Class A Director to serve for a term of one (1) year and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed.

It is anticipated that the sole holder of the Class B Common Stock will elect each of the five (5) nominees for Class B Director, also to serve for a term of one (1) year and until his or her successor is duly elected and qualified or until he or she sooner dies, resigns or is removed. Three (3) of the five (5) nominees for Class B Directors are either executive officers of the Company or immediate family members of such executive officers.

Shares represented by proxies submitted through the Internet or by telephone, and those represented by paper proxy cards that are properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the persons named in the accompanying proxy will vote, unless authority is formally withheld, FOR the election as Class A Directors of the three (3) nominees named below. In the event that any of the nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute nominees as the incumbent Class A Directors, acting pursuant to Section 4.8 of the Company’s By-Laws as a nominating committee, may nominate. As indicated below, none of the nominees for Class A Directors are executive officers of the Company or its subsidiaries nor immediate family members of such executive officers.

NOMINEES FOR BOARD OF DIRECTORS

Nominees Proposed in Accordance with the Terms of the Articles of Organization, By-Laws of the Company and the Corporate Governance Guidelines.    Set forth below are the nominees for election as Class A and Class B Directors, respectively, for terms ending in 2013 and certain information about each of them. Each nominee, other than Cynthia A. Fisher, is currently a director of the Company. The information below includes the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the nominee should serve as a director of the Company. All nominees have extensive business and senior management experience and together represent a diverse group of individuals with particular skills and experience in those areas the Company considers to be the most critical to its business and prospects, including knowledge of and experience in the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, and general enterprise management.

Class A Directors:

Name of Nominee	Age	Year First Elected a Director	Position With the Company or Principal Occupation During the Past Five Years

David A. Burwick	50	2005

In April, 2010, Mr. Burwick became President, North America, of Weight Watchers International, Inc., a publicly-held company based in New York City and a leading provider of weight management services. Mr. Burwick had been Senior Vice President and Chief Marketing Officer of PepsiCo — North American Beverages, headquartered in Purchase, New York until September 2009. Before assuming that position in April 2008, he had been Executive Vice President, Commercial, of PepsiCo International and President of Pepsi-QTG Canada, headquartered in Toronto, a position he held from November 2005 to March 2008. Mr. Burwick held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada. Mr. Burwick has extensive experience in marketing consumer product goods and brand development.

Pearson C. Cummin, III	69	1995

Mr. Cummin has been active as a private investor for over five years and is currently the Managing Member of Grey Fox Associates I, LLC, a private investment company headquartered in Greenwich, Connecticut. He served as a Director of Pacific Sunwear of California, Inc., a California-based specialty apparel retailer, from 1988 through March 2010, where he also had served as chair of its compensation committee and a member of its audit and nominating/governance committees. Mr. Cummin currently serves as the Secretary/Treasurer of the American Diabetes Association. From 1986 through 2002, Mr. Cummin served as a general partner of Consumer Venture Partners, a Greenwich, Connecticut-based venture capital firm. He is an experienced investor and venture capitalist, with extensive experience in finance, public company corporate governance and executive compensation matters.

Name of Nominee	Age	Year First Elected a Director	Position With the Company or Principal Occupation During the Past Five Years

Jean-Michel Valette	51	2003

Mr. Valette currently serves as an independent advisor to select branded consumer companies. He is Chairman of the Board and a member of the audit and nominating/governance committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company. He is also Chairman of the Board and a member of the audit committee of Select Comfort Corporation, a Minneapolis-based bedding company. Until October 2006, he was Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005. From May 2003 through May 2006, Mr. Valette served as a Class B Director of the Company. Mr. Valette has extensive experience in management, public company corporate governance, strategic planning and finance, as well as in the alcohol beverage industry.

The Board recommends that holders of Class A Common Stock vote “FOR” each nominee listed.

Class B Directors:

Name of Nominee	Age	Year First Elected a Director	Position With the Company or Principal Occupation During the Past Five Years

C. James Koch	62	1995

Mr. Koch founded the Company in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer and he served as the Company’s Secretary/Clerk until May 2010. Prior to starting the Company, he had worked as a consultant for an international consulting firm, with a focus on manufacturing. His 27 years at the helm of the Company, during which it grew from a small start-up company to its current position, is a testament to his skill in brewing, strategy, brand development and industry leadership.

Cynthia A. Fisher	51	—

In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on opportunities in water conservation and potability. She is also an independent investor and consults to corporate boards and executive management teams, primarily in the life sciences. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as CEO of Viacord, Inc. from 1993 - 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company and successor to ViaCord, which went public in 2005. Ms. Fisher served as ViaCell’s President from 2000 - 2001 and as a member of the Board of Directors until 2002. She is currently a member of the Board of Trustees of Ursinus College, from which she received her B.S. degree in biophysics and an Honorary Doctorate of Science, as well as a member of the Advisory Council of

Name of Nominee	Age	Year First Elected a Director	Position With the Company or Principal Occupation During the Past Five Years

Harvard Medical School for Systems and Cell Biology. Ms. Fisher holds an MBA from Harvard Graduate School of Business Administration. She is the wife of C. James Koch, the Company’s founder and Chairman of the Board of Directors, and is proposed to fill the vacancy on the Board resulting in 2011 from the death of Mr. Koch’s father, Charles J. Koch, as noted elsewhere in this Proxy Statement on page 10. The Company believes that Ms. Fisher’s significant entrepreneurial experience will broaden the Board’s overall business perspective.

Jay Margolis	63	2006

Mr. Margolis is Chairman of Intuit Consulting LLC, a consulting firm specializing in retail, fashion and consumer products located in Watermill, New York. He serves as a Director of Burlington Coat Factory Warehouse Corporation, a privately held company headquartered in Burlington, New Jersey, Godiva Chocolatier Inc., a privately held, high-end specialty chocolate manufacturer and retailer, with its North American headquarters located in New York, New York, and Built NY, Inc., a privately held designer and manufacturer of fashionable and functional totes, bags, cases and similar consumer products, also headquartered in New York, New York. From October 2005 through July 2007, Mr. Margolis served as the President and CEO of the Apparel Group of Limited Brands located in Ohio. Before assuming that position, he had been President and Chief Operating Officer of Massachusetts-based Reebok, Inc. since 2001, where he also served as a Director. Prior to that he served on the boards and as an executive officer of other well-known clothing brands. Mr. Margolis has significant knowledge of retailing of consumer product goods, merchandising, consumer insights, strategic planning and public company corporate governance.

Martin F. Roper	49	1999

Mr. Roper is the President and Chief Executive Officer of the Company, a position he has held since January 2001. Mr. Roper joined the Company as Vice President of Manufacturing and Business Development in September 1994, became the Chief Operating Officer in April 1997 and became President and Chief Operating Officer in December 1999. In November 2007, Mr. Roper joined the board of directors of Lumber Liquidators, Inc., a Virginia-based hardwood flooring retailer and is chair of its compensation committee and a member of its audit committee. Mr. Roper holds a masters degree in manufacturing, as well as an advanced degree in business management. Prior to joining the Company, he worked as a strategy consultant and led small manufacturing companies in turn-around situations. His experience, both prior to and since joining the Company, provides strength in operations, strategy, finance, public company corporate governance and general management.

Name of Nominee	Age	Year First Elected a Director	Position With the Company or Principal Occupation During the Past Five Years

Gregg A. Tanner	55	2007

Mr. Tanner is currently President, Fresh Dairy Direct, and Chief Supply Chain Officer of Dean Foods Company of Dallas, Texas, a position he has held since December 2011, after having served as its Executive Vice President and Chief Supply Chain Officer since November 2007. From July 2006 through October 2007, Mr. Tanner was Senior Vice President of Global Operations for The Hershey Company of Hershey, Pennsylvania. He was with ConAgra Foods of Omaha, Nebraska from September 2001 through July 2005, holding the position of Senior Vice President, Retail Supply Chain from June 2002 through July 2005. Prior to that, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner has over 30 years of operations and supply chain management experience in the food and beverage industry, with significant experience in risk management.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to having sound corporate governance principles. The Company’s Code of Business Conduct and Ethics, which applies to the Company’s directors, officers and employees, the Company’s Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees are available on the Company’s website, www.bostonbeer.com/CorporateGovernance, and are also available in print to any stockholder who requests them. Such requests should be directed to the Investor Relations Department, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, MA 02210.

Board Independence

The Board has determined that all of the persons standing for reelection as Class A directors, namely, Messrs. Burwick, Cummin and Valette, and two (2) of the persons standing for reelection as Class B directors, namely, Messrs. Margolis and Tanner, together constituting a majority of the Board of Directors, have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and are independent, as determined in accordance with the director independence standards of the New York Stock Exchange (“NYSE”) and the SEC. In addition, the Board has determined that each member of the Audit, Compensation and Nominating/Governance Committees has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as determined under the NYSE and SEC director independence standards.

Board Leadership Structure

Since 2001, the Company has separated the roles of Chief Executive Officer and Chairman. The Company believes that this strengthens the Company by allowing the Chief Executive Officer to focus on day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of beer quality and innovation, and overall brand strategy and awareness. The Chairman continues to be active in the Company’s business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations and promotion of the business. Both participate fully in deliberations of the Board of Directors.

The independent directors regularly meet in scheduled executive sessions without management, with a portion of the session with the Chairman of the Board and another portion without the Chairman. The Chair of the Board’s Nominating/Governance Committee leads these sessions and at the conclusion of each executive session reports back to the Chairman and the Chief Executive Officer on the executive session discussions. The independent directors met formally in executive session four times during the Company’s 2011 fiscal year.

Board Meetings and Structure; Committee Composition

During the Company’s 2011 fiscal year, there were four regular meetings and two telephonic special meetings of the Board of Directors of the Company. All of the Directors attended, either in person or by telephone, all or a portion of all regular meetings of the Board of Directors, with the exception of one Director who did not attend one regular meeting of the Board of Directors. There were two special telephonic meetings of the Board of Directors in 2011; one of these meetings was attended by all but three Directors and the other of which was attended by all but two Directors.

The Company strongly encourages all Directors to attend annual meetings of stockholders. All Directors except two attended the last annual meeting of stockholders.

As of the date of this Proxy Statement, the Board has seven Directors. A few weeks after his re-election to the Board of Directors in 2011, Charles J. Koch passed away and his position has been vacant throughout the balance of his term. There are three standing committees of the Board of Directors, namely, the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. Committee membership during the 2011 fiscal year, the function of each committee and attendance are described below. Each of the committees operates under a written charter adopted by the Board.

The Board oversees the Company’s risk assessment and risk management programs and processes, primarily through the Audit Committee. The Compensation Committee is also charged with evaluating risks that may be inherent in the Company’s compensation policies and practices.

Audit Committee

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements. The Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of the Company’s independent auditors; reviews and approves the scope of the annual audit of the Company’s financial statements and the fees for such audit; pre-approves all other audit and non-audit services provided to the Company by the Company’s independent auditors; reviews the Company’s disclosure controls and procedures, internal controls and corporate policies relating to financial information and earnings guidance; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee amended its charter in 2008, 2010 and 2011 to expand its responsibilities to include more specifically oversight of operational, governance and other risks that could adversely affect the Company’s business.

To fulfill these oversight responsibilities, at each regular meeting of the Audit Committee the Company’s internal audit and risk management and review manager, and representatives of the Company’s independent public accounting firm, give reports on, and the Audit Committee reviews and discusses, potential material risks to the Company, and the Audit Committee asks for and receives regular updates on steps taken by management to address those risks. Areas of focus in 2011 included regulatory compliance, quality and safety issues, crisis management and employee engagement. The Audit Committee reports any risks that it believes could have a material adverse impact on the Company to the full Board of Directors.

The present members of the Audit Committee are Pearson C. Cummin, III (Chair), Gregg A. Tanner, and Jean-Michel Valette. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met four times in 2011, with all members being in attendance and participating in each of the meetings; with one meeting being attended by all Directors. The report of the Audit Committee is included in this Proxy Statement on page 36.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s officers and directors. The Compensation Committee exercises overall responsibility for evaluating and approving compensation programs and policies of the Company relating to officers and directors; provides general oversight of the Company’s compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to employment arrangements involving senior executive officers and directors of the Company; reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and CEO and other senior executives; evaluates the performance of the Chairman and the CEO and other senior executives in light of those goals and objectives; and sets the compensation level for the Chairman and the CEO and reviews and approves the compensation parameters of other senior executives of the Company. The Compensation Committee makes reports to the Board of Directors on a regular basis; reviews its own performance; reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board of Directors for its approval; and issues an annual report, including a discussion and analysis of executive compensation, for inclusion in the Company’s proxy statement. The Compensation Committee also considers areas of risk that may arise from the Company’s compensation practices, not only relating to executives, but with respect to the Company as a whole. The Company has a balanced compensation structure for salaried employees, composed of base pay, bonus opportunities and, in some cases, eligibility to participate in the Company’s Employee Equity Incentive Plan. Employee bonus opportunities reflect a mix of performance measures that include both individual and Company goals and a mix of goals and objectives that have both short- and longer-term implications. As a result of this blended approach, the Compensation Committee does not believe that the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact on the Company.

The present members of the Compensation Committee are David A. Burwick (Chair), Pearson C. Cummin III, and Jay Margolis. The Compensation Committee met four times in 2011. All members of the Compensation Committee attended and participated in each of the meetings, with the exception of one member who did not attend one meeting. Other independent Directors attended one meeting of the Compensation Committee, but had no vote. The Chairman and CEO attended each of the meetings, but recused themselves when the matters of their performance evaluation and compensation were discussed.

The Compensation Discussion and Analysis and the Report of the Compensation Committee are included in this Proxy Statement beginning on page 17.

Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by identifying individuals qualified to become Board members, recommending to the Board nominees for election as Class A Directors, and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles applicable to the Company, and overseeing an annual evaluation of the Board and senior management. The Nominating/Governance Committee periodically assesses the size and composition of the Board, including the existing experience, qualifications, attributes and skills represented by the current Board members and those that could enhance the overall breadth and strength of the Board; reviews the adequacy of the Company’s corporate governance guidelines and recommends any necessary changes to the full Board for approval; reviews director independence of Compensation Committee members; and reviews director independence and the financial literacy and expertise of Audit Committee members. The Chairman of the Nominating/Governance Committee receives communications directed to non-management directors.

The present members of the Nominating/Corporate Governance Committee are Jean-Michel Valette (Chair), David A. Burwick and Jay Margolis. The Nominating/Corporate Governance Committee met two times in 2011, with all members being in attendance and participating in each of the meetings, with all of the Directors being in attendance at one of the meetings.

Consideration of Nominees for Director

Identifying and Evaluating Nominees for the Board of Directors

The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for director. The Nominating/Governance Committee assesses and reviews with the full Board at least annually the skills and characteristics that should be reflected among the members of the Board as a whole. This review includes an examination of the extent to which the requisite skills and characteristics are reflected in the then current Board members and seeks to identify any particular qualifications that should be sought for the purpose of ensuring that the attributes, qualifications, skills and experience represented on the Board correspond to those identified as important by the Nominating/Governance Committee. The Nominating/Governance Committee also takes into consideration the results of the annual self-assessments performed by the Board and each of the standing committees to identify any perceived weakness or imbalance.

While the Board does not have a formal diversity policy, the Nominating/Governance Committee’s assessment takes into account issues of experience, judgment, age and diversity in aspects of business relevant to the Company’s affairs, all in the context of the perceived needs of the Board at that time. For example, in 2005-2006, the Nominating/Governance Committee determined that the Board would be strengthened by adding individuals with strength and experience in marketing, retail execution and consumer insight, and, with the assistance of a professional search firm, identified two individuals who were subsequently elected to the Board, one as a Class A Director and the other as a Class B Director, both of whom are standing for re-election. In 2007, as the Company considered expanding its direct ownership and operation of breweries, the Nominating/Governance Committee, working with the Company’s sole holder of the Company’s Class B Common Stock who has the sole power to appoint Class B Directors, and with the assistance of a professional search firm, identified an individual with extensive experience in operations and supply chain management. This individual is now standing for re-election as a Class B Director. Most recently, the Nominating/Governance Committee simultaneously worked with the sole holder of the Company’s Class B Common Stock to assess the candidacy of Cynthia A. Fisher and believes that her significant entrepreneurial experience will broaden the Board’s overall business perspective and diversity.

Candidates may come to the attention of the Nominating/Governance Committee through a number of sources, including current Board members, professional search firms, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating/Governance Committee and may be considered at any point during the year. In making their evaluation, members of the Nominating/Governance Committee include a review of a candidate’s directorships in other public companies, as well as any involvement in any regulatory or legal proceedings, or any sanctions or orders imposed by any self-regulatory organization.

Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described above under “Identifying and Evaluating Nominees for the Board Directors.” The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee

The Boston Beer Company, Inc.

One Design Center Place, Suite 850

Boston, MA 02210

If the Company receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual director by submitting an email to the Company’s Board at bod@bostonbeer.com. All Directors have access to this email address. Communications that are intended specifically for non-management Directors should be sent to the email address above to the attention of the Chairman of the Nominating/Governance Committee.

COMPENSATION OF DIRECTORS

After a review of the compensation paid to non-management Directors, the Board of Directors, acting on the recommendation of the Compensation Committee, adopted a new compensation schedule for non-management Directors, effective as of the 2012 Annual Meeting. This change was approved by the sole holder of the Company’s outstanding Class B Common Stock, who acts with sole authority on such matters. The Board of Directors anticipates reviewing the compensation paid to non-management Directors bi-annually, with the next review to be done and changes, if any, adopted in advance of the Company’s 2014 Annual Meeting. A summary of the elements and changes in compensation of the non-management Directors is set forth below:

Applies to	Payment For	In Effect Prior to 2012 Annual Meeting	In effect as of 2012 Annual Meeting	Payable(1)
All Non-Management Directors	One-time Award	Option for 5,000 shares of Class A Common Stock(2)	Option for shares of Class A Common Stock valued at $115,000 as of the date of grant(2)(3)	Upon first-time election to the Board
All Non-Management Directors	Annual Award	Option for 5,000 shares of Class A Common Stock(2)	Option for shares of Class A Common Stock valued at $115,000 as of the date of grant(2)(3)	Upon each election to the Board
All Non-Management Directors	Annual Retainer	$12,500	No Change	Upon election to the Board
Chair, Audit Committee	Annual Retainer	$13,000	No Change	Upon appointment
Chair, Compensation Committee	Annual Retainer	$6,000	No Change	Upon appointment
Chair, Nominating/ Governance Committee	Annual Retainer	$4,500	No Change	Upon appointment
Members of Audit Committee (other than Chair)	Annual Retainer	$10,000	No Change	Upon appointment to the Audit Committee
Members of Other Standing Committees (other than Chair)	Annual Retainer	$2,000	No Change	Upon appointment to a standing committee other than the Audit Committee
All Non-Management Directors	Attendance at Regular Board Meeting in person	$4,000	No Change	After attendance at the meeting
All Non-Management Directors	Attendance at Regular Board Meeting by telephone	$2,000	No Change	After attendance at the meeting
All Non-Employee Directors	Attendance at Special Board Meetings by telephone	$1,000	No Change	After attendance at the meeting
All Committee Members	Attendance at Committee Meeting in person	$1,000	No Change	After attendance at the meeting
All Committee Members	Attendance at Committee Meeting by telephone	$750	No Change	After attendance at the meeting

(1)	All retainers and the annual option grant are pro-rated if the non-management Director is appointed after the annual meeting of stockholders.

(2)

All options to non-management directors are granted under the Company’s Non-Employee Director Stock Option Plan, as amended and restated (the “Director Option Plan”). As provided in the Director Option Plan, options carry an exercise price equal to the fair market value of the underlying shares on the date of grant, are immediately fully vested and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a director of the Company, whichever occurs sooner. The number of shares of Class A Common Stock registered under the Plan is 550,000 shares, with 142,500 remaining shares available for issuance.

(3)	The amount of shares of Class A Common Stock granted under the option will be the greatest number of whole shares with a value of $115,000 as computed using the binomial option-pricing model.

FISCAL YEAR 2011 DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation of all Directors who are not named executive officers of the Company for the Company’s fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)(2)	All Other Compensation($)	Total($)
David A. Burwick	$34,250	$179,045	$0	$213,295
Pearson C. Cummin, III	$51,750	$179,045	$0	$230,795
Charles J. Koch	$16,500	$179,045	$0	$195,545
Jay Margolis	$39,500	$179,045	$0	$218,545
Gregg A. Tanner	$42,750	$179,045	$0	$221,795
Jean-Michel Valette	$49,250	$179,045	$0	$228,295

(1)

Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2011 as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and L to the Company’s audited financial Statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2012.

(2)

On May 25, 2011, each Director was granted an option under the Director Option Plan to purchase 5,000 shares of the Company’s Class A common Stock at an exercise price of $80.525, the average of the high and low price of such stock on the date of grant. All options are fully vested as of the date of grant. As of December 31, 2011, the aggregate number of stock options held by directors who are not named executive officers is shown below:

Name	Number of Options
David A. Burwick	41,000
Pearson C. Cummin, III	30,000
Jay Margolis	31,000
Gregg A. Tanner	28,000
Jean-Michel Valette	35,000

EXECUTIVE OFFICERS

Information with respect to executive officers of the Company is set forth below. The executive officers of the Company are elected annually by the Board of Directors, or upon joining the Company at others times during the year, and hold office until their successors are elected and qualified, or until their earlier removal or resignation.

C. James Koch, 62, currently serves as Chairman of the Company. Mr. Koch founded the Company in 1984 and was the Chief Executive Officer from that time until January 2001.

Martin F. Roper, 49, was appointed Chief Executive Officer of the Company in January 2001, and has been President of the Company since December 1999, after having served as its Chief Operating Officer since April 1997. He joined the Company as Vice President of Manufacturing and Business Development in September 1994.

William F. Urich, 55, was appointed Chief Financial Officer and Treasurer of the Company in September 2003. Prior to joining the Company, Mr. Urich had been the Chief Financial Officer of Acirca, Inc., a producer of organic foods and beverages, from 2001 to 2003. From 1998 to 2000, Mr. Urich served as Vice President Finance and Business Development for United Distillers & Vintners, a subsidiary of Diageo, PLC, and from 1995 to 1998 as its Vice President Finance and Treasurer.

John C. Geist, 50, was appointed Vice President of Sales of the Company in February 2007, after serving as National Sales Manager of the Company since December 1998. Mr. Geist came to the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

David L. Grinnell, 53, was appointed Vice President of Brewing of the Company effective January 2008, after serving as Director of Quality and Brewing of the Company since 2001. Mr. Grinnell came to the Company in 1988 from New Amsterdam Brewing Company, where he was a founding member.

Thomas W. Lance, 57, joined the Company as Vice President of Operations in January 2007. Prior to joining the Company, Mr. Lance had served as Executive Vice President of Ken’s Foods, Inc., a food product manufacturer located in Marlborough, MA, from January 2001 to January 2007. Prior to joining Ken’s Foods, Mr. Lance held a number of positions in operations with Bausch and Lomb, a manufacturer of vision care products located in Rochester, NY.

Ai-Li Lim, 42, is the Company’s Vice President of Human Resources. Prior to joining the Company in February 2012, Ms. Lim had served as Senior Director of Human Resources at Vistaprint USA, Inc., an online provider of marketing products and services located in Lexington, MA, for over three years. She served as Director of Management Effectiveness at Fidelity Human Resources Service at FMR LLC, part of the Fidelity group of companies, located in Marlborough, MA from 2007 to 2008. Before that, Ms. Lim worked for Monitor Group, an international consulting firm located in Cambridge, Massachusetts, for 13 years, first as a consultant and then in the human assets department, serving during the last three years there as Global Human Asset Manager.

Robert P. Pagano, 61, joined the Company in February 2011 as Vice President of Brand Development. Mr. Pagano had previously served as Managing Director of the brand strategy firm, Red Sky Insights, LLC, located in Sudbury, Massachusetts and New York, New York. From 2000-2006, he served as a partner of Monitor Group, a consulting company located in Cambridge, Massachusetts. In 1986, Mr. Pagano co-founded the advertising firm, Pagano Schenck & Kay, Inc., located in Boston, Massachusetts. In 1997, he sold his interest in the agency to become Senior Vice President and Group Account Director at Mullen Advertising, which is currently located in Boston, Massachusetts, where he served until 2000.

Kathleen H. Wade, 62, joined the Company in 1999 as Corporate Legal Director and Corporate Secretary. She became Secretary of the Company in 2010 and was appointed Vice President-Legal and Corporate Secretary in March 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Practice

The Company operates in the highly competitive alcoholic beverages industry. The key objectives of the Company’s executive compensation programs are to attract, motivate and retain executives who drive the Company’s success. The Company achieves these objectives through a compensation philosophy that provides employees with a distinctive overall compensation package under which strong performers have the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives and equity awards. These programs are designed to:

•

provide executives with competitive cash and stock compensation with a significant portion of total compensation contingent on individual and Company performance, as well as the creation of stockholder value;

•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and

•

encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the Company’s executive compensation program is structured with three basic elements:

Base Salary.    Base salaries are designed to provide a fixed level of competitive income that reflects the individual’s level and scope of responsibility and level of performance.

Cash Incentive Bonus.    Cash incentive bonuses are designed to motivate, focus and reward achievements based on specific individual and Company performance goals established annually by the Compensation Committee.

Equity Incentive Awards.    Equity incentive awards are designed to provide an incentive for delivering long-term stockholder value, to align interests of the Company’s executive officers with the interests of the Company’s stockholders, and to retain executives. Equity incentive awards are primarily in the form of stock option grants, which vest over a number of years, and typically have a term of 10 years. Most of the options granted in prior years provided that vesting would be contingent on meeting certain performance standards and once the number of shares that vested were determined, the eligible shares vested over a 5-year period. On occasion, options with time-based vesting have been granted to executive officers with vesting delayed for a number of years as an incentive to remain with the Company. In addition, some executives receive restricted stock awards that typically vest over a 5-year period. Further, most employees of the Company who have been employed for at least one year, other than the Chairman and the Chief Executive Officer (“CEO”), are eligible to participate in the Company’s Investment Share program.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving compensation programs and policies of the Company relating to officers and directors, as well as the Company’s Employee Equity Incentive Plan that applies to all employees of the Company. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of the Company’s executive officers and approving their annual compensation and equity awards. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chairman, if a member of management, the CEO and other senior executive officers of the Company; evaluates their performance in light of those goals and objectives; and sets the compensation level of the Chairman, the CEO and senior executive officers based on this evaluation.

In discharging its responsibilities, the Compensation Committee endeavors to develop compensation structures for individual officers that reflect the responsibilities of their respective positions and are appropriate in light of market compensation levels for executives with comparable responsibilities, reflect past achievements with the Company and the compensation awarded to them in the past, and provide financial incentives for superior performance in meeting the challenges facing the Company.

Components of Executive Compensation and Determination of Compensation Mix

Total potential compensation of the Company’s executives is substantially weighted towards performance-based compensation. Salary typically constitutes between 40% to 70% of the total compensation of the Company’s executive officers (excluding the CEO and the Chairman), with the balance being bonuses and equity compensation. However, in 2011 three executives were awarded time-based options in amounts much larger than usual, but with the expectation that options would not be granted in the immediate future years, so the relationship of salary to total compensation for those executive officers in 2011 is skewed. For other executives and senior managers of the Company, the proportion of compensation provided by equity and the proportion of variable, performance-based compensation increases with the level of responsibility and ability to have an impact on the value of the Company’s business.

Base Salary

Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities and tenure and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that allow the Company to attract and retain superior managers and that will enable the Company to deliver on its business goals. Base salaries are reviewed annually and may be adjusted after considering the above factors.

The CEO makes recommendations to the Compensation Committee for base salaries of each executive officer, excluding the Chairman and the CEO, and the Chairman makes the recommendation to the Compensation Committee for the base salary of the CEO. When setting the base salaries of these executive officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each executive officer’s performance during the previous year.

Cash Incentive Bonus

Executives have the opportunity to earn a cash incentive bonus tied to a percentage of their respective base salaries. Criteria for these cash incentive bonuses include a combination of qualitative and quantitative performance goals established each year for each executive. These goals vary for each executive based on his or her responsibilities and role within the Company and may include financial or strategic measures, including, among others, sales, profitability, brand health, quality, cost reductions, customer satisfaction and other strategic initiatives. The goals are intended to require performance that, if achieved, will result in matching or exceeding the Company’s business and financial plans for the fiscal year in question. Individual bonus awards reflect the individual’s achievement of his or her performance goals for the year, as well as the overall performance of the Company.

The CEO makes recommendations to the Compensation Committee for the Company-wide performance goals, the bonus opportunities tied to these goals and the weighting of these goals for each executive officer, including those of the CEO and Chairman. The CEO also provides the Compensation Committee with his assessment of the performance of each executive against his or her bonus goals and proposed bonus payout. When determining the bonus structure and goals and the bonus payout for executive officers, the Compensation Committee, while considering the recommendations of the CEO, makes the final determination based on the factors listed above, each executive officer’s performance and that of the department that he or she led during the year relative to the performance-based goals. The determination of the bonus earned is generally made within the first three months after the end of the fiscal year, allowing sufficient time to assess the achievement of the bonus goals. On occasion, additional bonuses in excess of those otherwise payable under the bonus structure and goals have been given by the Compensation Committee in recognition of exceptional performance by certain executive officers.

Equity Incentive Awards and Investment Share Program

Discretionary Stock Options.    Under the Company’s Employee Equity Incentive Plan (the “EEIP”), employees are eligible to receive stock option grants. While generally granted on an annual basis, all option grants are discretionary and may be granted by the Board, upon the recommendation of the Compensation Committee, at any time. Although infrequent, under certain circumstances, such as the hiring of a new executive officer, as a part of a performance review, a promotion or making a mid-year compensation adjustment, options may be granted at other times during the year. Such options may have vesting and performance criteria that differ from the annual grants.

Historically, most of the options granted by the Company vest over a 5-year period, at the rate of 20% each year, conditioned on continued employment with the Company, and have a term of 10 years. In recent years, options have been granted only to executive officers and certain senior managers of the Company and, in most cases, vesting has also been contingent on the Company achieving certain performance criteria in the fiscal year immediately following the date of grant. By way of illustration, the number of shares, if any, as to which a performance-based option may subsequently become exercisable as a result of the tenure-based conditions is dependent upon the Company’s performance measured against a benchmark determined by the Company’s Board of Directors. The performance-based options frequently have two tiers of criteria and provide that, in the event the criteria in either tier or both tiers are not met, the option lapses as to a portion or all of the shares that would have vested had the performance criteria been satisfied. The Compensation Committee believes that stock option grants are an effective way to reward executives and senior managers and align their interests with the interests of the Company’s stockholders, as they provide significant equity compensation only if the value of shares of stock in the Company increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention of the executives and to align their rewards with the interests of stockholders. The Compensation Committee has also, on occasion, granted time-based vesting options to certain executives with delayed vesting to encourage retention.

In October of each year, the CEO makes preliminary recommendations to the Compensation Committee for stock option grants to executive officers and senior managers, taking into account his assessment of each executive’s expected future contributions to the Company, as well as past performance. The CEO also makes recommendations as to the criteria to be met for performance-based options to vest. In December, the CEO makes his final recommendations and the Compensation Committee makes its recommendation to the Board of Directors, which may or may not vary from that of the CEO. The full Board of Directors then makes the final determination with respect to all discretionary stock option grants. When determining the number of shares to be subject to a stock option grant and the vesting criteria for executive officers, the Compensation Committee, while considering the recommendations of the CEO, makes its determination based on the various factors mentioned above. Generally, all grants are effective January 1 of the following year and are priced at fair market value as of

January 1, although on occasion options are granted at other times of the year and vesting is contingent on other specific targets relative to the executive officer’s or manager’s areas of responsibility within the Company.

In 2011, the Board of Directors, upon the recommendation of the Compensation Committee, granted a variety of options. The Chairman, an executive officer and two senior managers were granted performance-based contingent-vesting options for a total of 13,200 shares. In addition, time-based vesting options for an aggregate of 215,000 shares were granted to four executive officers in 2011, with one option vesting 100% after five years, another with a 3-year vesting schedule beginning three years after the grant and two others with a 5-year vesting schedule beginning five years after the grant.

Restricted Stock Awards.    As with discretionary options, restricted stock awards are generally granted on an annual basis on January 1. These shares of restricted stock vest over a 5-year period, at the rate of 20% per year. Vesting is generally tied only to continued employment and not to any performance criteria. Restricted stock awards are generally granted to senior managers and key employees of the Company. Restricted stock has value even if the share price decreases after the date of the award, and, therefore, is a more effective retention tool for these employees. The Company generally does not grant restricted stock awards to its most senior executives (approximately seven individuals, including each of the named executive officers), as the Company currently believes that their equity compensation should be more closely tied to the future performance of the Company through stock options as described above and should not have value if the share price decreases.

As with options, initially in October and then in December, the CEO makes recommendations to the Compensation Committee for restricted stock awards to senior managers and key employees, along with his assessment of each employee’s past performance and expected future contributions to the Company. When determining the number of shares to be subject to a restricted stock award, the Compensation Committee, while taking into consideration the recommendations of the CEO, makes its own determination based on the various factors mentioned above. The Compensation Committee then makes its recommendation to the Board of Directors and the Board of Directors makes the final determination of all restricted stock awards. As with stock options, restricted stock awards generally are effective January 1 of the following year and are valued at fair market value as of January 1. In 2011, awards of an aggregate of 17,687 shares of restricted stock were made to senior managers and key employees of the Company.

Investment Shares.    Also under the EEIP, employees who have been employed by the Company for at least one year may purchase such number of shares of the Company’s Class A Common Stock (“Investment Shares”) as have a value, as determined pursuant to the EEIP, no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum investment of $17,500. After two full years of service, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service and the maximum discount is 40% after four full years of service. Eligible employees have the opportunity to purchase Investment Shares in January each year, with the purchase price based on the fair market value of the shares at January 1. Investment Shares vest at the rate of 20% per year over the 5-year period commencing on the effective date of purchase, contingent solely on continued employment with the Company. The Chairman and the CEO of the Company are precluded from participation in the Investment Share program. Other executive officers continue to be able to participate in the program. In 2011, employees purchased a total of 12,985 shares under the Investment Share program.

Executive Benefits

In 2011, the Company’s executives were eligible for the same level and offering of benefits, including the Company’s 401(k) plan and welfare benefit programs, as were made available to other employees. The Company provides no additional benefits to its executives.

How Executive Pay Levels are Determined

The Compensation Committee considers a number of factors in determining executive compensation, including, but not limited to, individual performance, responsibility level and role within the Company, tenure and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. The Compensation Committee has the authority to select, retain and compensate executive compensation consultants and other experts as it determines necessary to carry out its responsibilities. As one element in its assessment of the competitiveness of executive compensation packages established for fiscal year 2011, the Compensation Committee applied knowledge gained through a competitive compensation study commissioned in 2007 from a nationally-recognized executive compensation consulting firm, as updated in 2010.

The Compensation Committee uses tally sheets that ascribe dollar amounts to the components of executive officer compensation, including salary, bonus and equity compensation. It also tabulates gains made by the executive officers through the exercise of options, unrealized gains in vested options and potential gains from unvested options at current market prices.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of equity compensation for each executive and senior manager. The Company emphasizes differentiation in executive compensation, with greatest emphasis on performers and individuals who impact significantly, or who have the potential to impact significantly, the Company’s business.

Based upon an overall review of equity compensation in the prior year and a prior survey of executive officers and senior managers regarding their preference in type of equity compensation, the Company’s compensation and retention strategy in 2011 included the use of stock options and restricted stock awards, as well as the continued availability of Investment Shares for purchase by all eligible employees (except the CEO and Chairman). The level of usage of discretionary options and restricted stock awards was determined based on factors such as individual performance and contribution to the Company’s performance, the desired mix of cash and equity pay for different individuals, and, to a limited extent, the compensation levels at comparable companies identified in the 2007 survey.

In 2010, the Compensation Committee re-engaged the nationally-recognized executive compensation consulting firm that had conducted the 2007 study to provide it with updated market information regarding competitive executive compensation programs. The competitive assessment prepared by the consulting firm provided the Compensation Committee context for its evaluation of the over-all competitiveness of the Company’s executive compensation programs and was used as one source of market information in its determinations of executive salary, bonus and equity incentive award opportunities for fiscal year 2012.

In 2011, of the total compensation paid to the Company’s current named executive officers other than the CEO and Chairman, salary constituted 8% to 49%, bonuses (based on 2010 performance) constituted 2% to 20%, and equity compensation, all of which was in the form of stock options, constituted 30% to 89%.

Executive Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy which applies to executive officers and the corporate controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets, if an executive officer engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses, discretionary options and restricted stock awards.

2011 Stockholder Advisory Vote on Executive Compensation

In May 2011, the holders of the Company’s Class A Common Stock cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. Approximately 96 percent of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result and determined that it was not necessary at this time to make any material changes to the Company’s compensation policies and practices in response to the advisory vote.

Fiscal Year 2011 Compensation of the Chief Executive Officer

The Compensation Committee reviews and approves the compensation paid to the Company’s CEO, Martin F. Roper. For fiscal year 2011, the Compensation Committee approved a 2% increase to Mr. Roper’s 2010 base salary, increasing his base salary by $13,735 to $700,485.

In December 2010, the Compensation Committee established Mr. Roper’s 2011 bonus opportunity at 80% of his 2011 salary, with an incremental opportunity equal to 64% of his 2011 salary tied to achieving certain goals that would require substantial out-performance of the Company’s financial plan for the year. Specific 2011 quantitative and qualitative performance goals and the weightings established by the Compensation Committee to measure and reward Mr. Roper’s performance in 2011, including stretch goals, and the performance achieved relative to these goals, were as follows:

2011 Base Bonus Goals for CEO:

Fiscal 2011 Base Bonus Performance Goal	Weighting	2011 Performance	% of Base Bonus Opportunity Awarded

• Weighted combined depletions and pricing growth* of at least 10% with a minimum 2011 EPS greater than $3.95	10%	Achieved weighted combined depletions and pricing growth of 10.3% and EPS of $4.81	10%

• Weighted combined depletions and pricing growth* at least 2% above craft shipments as reported by the Brewers Association, depletions volume greater than 33.7 million case equivalents and EPS greater than $3.95	15%	Target not achieved	0%

• Delivered gross profit of $260 million and delivered gross profit margin of at least 51%, after adjusting for commodity impact from plan levels	20%	Target not achieved	0%

• Systematic improvement in internal processes and procedures relating to the sales force and wholesaler execution in the areas of the Company’s “Sam to Standard” program, seasonal conversion and effective use of draft surveys	10%	Target not achieved	0%

• Combined savings of $7.5 million from delivered gross margin and SG&A efficiency initiatives	10%	Achieved $8.5 from delivered gross margin and SG&A efficiency initiatives	10%

• Freshest Beer Program successfully implemented for wholesalers covering at least 50% of the Company’s volume	20%	50.2% of 2010 volume achieved	20%

• Improve brand management capabilities of organization	15%	Target not achieved	0%

Total	100%		40%

*	Pricing Growth is weighted twice as heavily as depletions growth

Mr. Roper did not achieve the targets set in order to achieve the “stretch goals,” which related to outperformance in depletions and pricing growth and further reduction of processing costs.

In February 2012, the Compensation Committee reviewed Mr. Roper’s achievements against his 2011 bonus opportunities, as detailed above. Accordingly, at that time they determined that he satisfied 40% of his base bonus goals, but did not achieve his stretch bonus goals, and approved a bonus of $224,160 for his 2011 performance, equivalent to 32% of his 2011 base salary.

In December 2007, the Compensation Committee and the Board of Directors approved a long-term variable price option grant to Mr. Roper for 753,864 shares of the Company’s Class A Common Stock effective January 1, 2008. This option, part of a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere, had a value of approximately $6.34 million at the date of grant. Since the exercise price of the option is indexed to the broader market, subject to a cap, and will have value only to the extent that the market price of the Company’s Class A Common Stock exceeds the index, the Compensation Committee believes that this will provide Mr. Roper with significant incentive to cause the Company to out-perform other companies over the long term and provide him with a corresponding opportunity to benefit from long-term out-performance of the Company’s stock price. The option vests 20% on January 1 in each of the years 2014 through 2018, contingent on Mr. Roper’s continued employment with the Company. The option provides for certain acceleration of vesting in the event of a change of control of the Company’s Class B Common Stock and Mr. Roper has the right to participate in a transaction giving rise to such a change in control, to the extent that the option then becomes exercisable.

Taking into account information from a number of sources, including in part the competitive assessment prepared by the compensation consultants referred to above, the Compensation Committee believes that Mr. Roper’s compensation is appropriate based on his responsibilities, performance level and contribution to the Company, and that it is structured in a way that provides Mr. Roper with appropriate incentives and rewards for superior performance and, with its long-term focus, does not reward decisions that might entail imprudent levels of risk.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Roper during fiscal year 2011. There is no Company-sponsored retirement program for Mr. Roper other than the Company’s 401(k) plan, and he receives no benefits or perquisites from the Company other than the general Company benefits described above. Mr. Roper does not have a change of control arrangement, other than an acceleration of the vesting of the options granted under the EEIP nor does he have a severance arrangement with the Company.

Compensation of Chairman

The Compensation Committee also reviews and approves the compensation paid to C. James Koch, the Chairman and a full-time employee of the Company. The Compensation Committee increased Mr. Koch’s base salary for 2011 by 2%, or $7,500, to $382,500. The increase in Mr. Koch’s base salary was based on the Compensation Committee’s assessment of his responsibilities, performance level and contribution to the Company, and reflects a salary level that the Compensation Committee considered to be more appropriate based on these considerations.

The Compensation Committee established Mr. Koch’s 2011 bonus opportunity at 100% of his 2011 salary. Specific 2011 quantitative and qualitative performance goals and the weightings established by the Compensation Committee to measure and reward Mr. Koch’s performance in 2011, and the performance achieved relative to these goals, were as follows:

2011 Bonus Goals for Chairman:

Fiscal 2011 Bonus Performance Goal	Weighting	2011 Performance	% of Bonus Awarded

• Weighted combined depletions and pricing growth* of at least 10% and EPS greater than $3.95	10%	Achieved weighted combined depletions and pricing growth of 10.3% and EPS of $4.81	10%

• Weighted combined depletions and pricing growth* of at least 2% above craft shipments as reported by the Brewers Association, depletions volume greater than 33.7 million case equivalents and EPS greater than $3.95	30%	Target not achieved	0%

• Delivered gross profit of $260 million and delivered gross profit margin of at least 51%, after adjusting for commodity impact from plan levels	20%	Target not achieved	0%

• Freshest Beer Program successfully implemented for wholesalers covering at least 50% of the Company’s volume	20%	50.2% of 2010 volume achieved	20%

• Investment of time and resources in craft industry initiatives which support the category and the Company	20%	Target partially achieved	10%

Total	100%		40%

*	Pricing Growth is weighted twice as heavily as depletions growth

In February 2012, the Compensation Committee reviewed Mr. Koch’s achievements against his 2011 cash incentive bonus opportunities, as detailed above. Accordingly, at that time, they determined that he satisfied 40% of his performance goals, and approved a bonus of $153,000 for his 2011 performance, equivalent to 40% of his 2011 base salary.

Mr. Koch was granted an option effective January 1, 2011 for 5,000 shares of the Company’s Class A Common Stock, with vesting contingent on the Company’s depletions growth. In February 2012, the Compensation Committee determined that the performance criteria for that option had been met to the extent that 2,500 shares will vest in accordance with the option agreement and the remaining 2,500 shares will lapse.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Koch during fiscal year 2011. There is no Company-sponsored retirement program for Mr. Koch other than the Company’s 401(k) plan, and he receives no benefits or perquisites from the Company other than the general Company benefits described above. Mr. Koch does not have a change of control arrangement other than an acceleration of the vesting of options granted under the EEIP nor does he have a severance arrangement with the Company.

Compensation of Executive Officers Other than the CEO and Chairman

The Company’s named executive officers for fiscal 2011, in addition to the CEO and Chairman, are:

•	William F. Urich, Treasurer & Chief Financial Officer

•	John C. Geist, Vice President of Sales

•	Thomas W. Lance, Vice President of Operations

The following table shows the 2011 base salary, and the corresponding percentage increase above the 2010 base salary level, of each of the named executive officers.

Named Executive Officer	Fiscal 2011 Base Salary	% Increase to Fiscal 2010 Base Salary
William F. Urich	$385,000	3.5%
John C. Geist	$336,000	6.7%
Thomas W. Lance	$338,000	2.7%

The Compensation Committee considered recommendations made by the CEO for 2011 salary adjustments for these named executive officers and concluded that the recommended base salary for each of the executive officers, as adjusted, was within the appropriate range for his experience and job responsibilities.

For fiscal 2011, the overall cash incentive bonus potential for the named executive officers other than the CEO and the Chairman was 50% of their respective base salaries, with between 20% and 30% of the bonus potential based on the achievement of Company-wide goals and between 70% and 80% based on the achievement of goals specifically set for each officer. The shared 2011 Company-wide goals consisted of achieving depletions growth by at least 8.8%, $7.5 million in resource efficiencies and delivered gross margin savings, and maintaining brand health.

In February 2012, the Compensation Committee reviewed performance and achievement against the shared Company-wide goals and determined that, although the depletions goal had not been met, 50% of that goal had been achieved based on actual depletions growth of 7.3%, and that the other two shared Company-wide goals had been achieved in that over $8.5 million of savings in delivered gross margin and other spending was achieved, as was brand health. The Compensation Committee also reviewed the 2011 performance of the named executive officers against their individual bonus goals and approved bonus payments, as described below.

Specific fiscal 2011 quantitative and qualitative performance goals, the weightings established by the Compensation Committee to measure and reward the performance of each named executive officer in 2011 and the performance achieved relative to these goals were as follows:

2011 Bonus Goals for Chief Financial Officer:

Fiscal 2011 Bonus Performance Goal	Weighting	2011 Performance	% of Bonus Awarded

• Shared Company-Wide Goals	30%	50% of goal achieved	15%

Individual Goals:

• Deliver $2.5 million of resource efficiency improvements outside of Delivered Gross Margin	15%	Delivered $2.9 million	15%

• Support the Operations group in indentifying and executing against a 2011 Delivered Gross Margin goal to achieve $5 million of savings/efficiencies by year-end 2012	15%	Delivered $5.6 million	15%

• Improve Operations/Brewing performance measurements, KPI’s and financial reporting. Improve SAP tracking of materials, yields and cost reporting. Support continuous improvement process	5%	Management operational metrics and reporting significantly enhanced	5%

• Through effective use of procurement department, identify and execute 2% savings for non-contracted procurement spend and deliver $1.2 million savings deliver and identify and execute $1.5 million of Delivered Gross Margin savings for full year 2012	15%	Achieved $1.9 million of cost savings and delivered over $2.1 million in delivered gross margin savings	15%

• Identify unplanned pricing opportunities (not including opportunities created by competitive moves) of at least $500,000; improve data and analysis delivery to Sales organization	10%	Identified $443,000 in incremental pricing opportunities	8%

• Improve effectiveness, productivity, business impact and efficiency of IT department	10%	Achieved expectations	10%

Total	100%		83%

In February 2012, reflecting this performance assessment, the Compensation Committee approved a bonus payment to Mr. Urich in the amount of $159,775, equivalent to 83% of his 2011 cash incentive bonus potential.

2011 Bonus Goals for Vice President of Sales:

Fiscal 2011 Bonus Performance Goal:	Weighting	2011 Performance	% of Bonus Awarded

• Shared Company-Wide Goals	30%	50% of goal achieved	15%

Individual Goals:

• Achieve specific depletions targets for Samuel Adams beers and Twisted Tea, and grow Samuel Adams share in the craft category based on total IRI data	25%	Expectations partially achieved	10%

• Achieve specific growth targets for convenience stores and on-premise national accounts	15%	Expectations partially achieved	11%

• Tracking and measuring achievement of “Sam to Standard” in all core wholesalers, with improvements in accounts to standard by at least 2.5%	5%	Achieved 1.8%	2%

• Increase number of independent on-premise accounts that carried all 4 seasonal drafts in 2011 over the number that carried all 4 seasonal drafts in 2010 by at least 10%	5%	Achieved 12.2%	5%

• Collect draft surveys in at least 90% of core wholesalers and develop target account lists from such surveys	5%	Expectations partially achieved	2%

• Obtain net mixed adjusted price increase of at least 1.5%, plus an additional $500,000 in unplanned pricing	7.5%	Target achieved	7.5%

• Stay within Local Marketing and T&E budgets allocated to all Sales for 2011, as adjusted throughout the year	7.5%	Target achieved	7.5%

Total	100%		60%

In February 2012, reflecting this performance assessment, the Compensation Committee approved a bonus payment to Mr. Geist in the amount of $100,800, equivalent to 60% of his 2011 cash incentive bonus potential.

2011 Bonus Goals for Vice President of Operations:

Fiscal 2011 Bonus Performance Goal:	Weighting	2011 Performance	% of Bonus Awarded

• Shared Company-Wide Goals	20%	50% of goal achieved	10%

Individual Goals:

• Reduce Total Incident Rate by 5% through improved employee awareness, safety training and workplace conditions	10%	Total Incident Rate down 66%	10%

• Reduce Total Aggregate Score by 5% while assuring ‘no bad beer leaves the brewery’	10%	Target substantially achieved	9%

• Identify and implement $5 million in delivered gross margin savings	10%	Achieved $5.6 million	10%

• Improve leadership and continuous improvement process, and install high performance brewery environment to maximize capacities, improve KPI’s, and reduce adjusted brewery cost/case	10%	Target achieved	10%

• Freshest Beer Program successfully implemented for wholesalers covering at least 50% of the Company’s volume	20%	50.2% of volume achieved	20%

• Implement employee relations strategy to improve employee-manager-company relations and support a progressive work environment	15%	Expectations partially achieved	13%

• Develop supply chain plans that link to a 3-year supply chain vision and support future growth	5%	Target achieved	5%

		Deduction for brewery processing errors	(7%)

Total	100%		80%

In February 2012, reflecting this performance assessment, the Compensation Committee approved a bonus payment to Mr. Lance in the amount of $136,738, equivalent to 80% of his 2011 cash incentive bonus potential.

The Board of Directors, upon recommendation of the Compensation Committee, granted Mr. Urich a time-based option on January 1, 2011 for 65,000 shares of the Company’s Class A Common stock, with all shares vesting in five years, provided that Mr. Urich is employed by the Company at the time of vesting. Similarly, Mr. Geist was granted a time-based option on January 1, 2011 for 80,000 shares of the Company’s Class A Common Stock, with shares vesting over a five-year period beginning five years after the date of grant.

Mr. Lance was granted an option effective January 1, 2011 for 5,000 shares of the Company’s Class A Common Stock, with vesting contingent on the Company’s depletions growth and level of participation of distributors in the Company’s Freshest Beer Program. In February 2012, the Compensation Committee determined that the performance criteria for those options had been met to the extent that 75% of the shares will vest in accordance with the option agreement, and the remaining shares will lapse.

Tax Limitation

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its named executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. The bonuses and stock options granted to the executive officers have been approved by the sole holder of the Company’s Class B Common Stock, who acts with sole authority on such matters, in accordance with the requirements of Section 162(m).

The Compensation Committee does not presently expect that total cash compensation to any individual executive that is not performance-based will exceed $1,000,000. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company’s compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests. The Company has not adopted a policy that all executive compensation be fully deductible.

REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement on Schedule 14A.

THE COMPENSATION COMMITTEE:

DAVID A. BURWICK, CHAIR

PEARSON C. CUMMIN, III

JAY MARGOLIS

(1)

The material in this report is not “soliciting material,” is not deemed filed with the SEC and not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the named executive officers for the Company’s fiscal years ended December 31, 2011, December 25, 2010, and December 26, 2009. The Company’s named executive officers are the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(1)		Option Awards ($)(2)			Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)(3)		Total ($)
Martin F. Roper President & Chief Executive Officer	2011 2010 2009	$ $ $	700,485 686,750 666,750		— — —		$ $ $	224,160 398,315 373,380	$ $ $	9,173 9,173 9,173	$ $ $	933,818 1,094,238 1,049,303

William F. Urich Treasurer & Chief Financial Officer	2011 2010 2009	$ $ $	385,000 372,000 362,000	$ $ $	2,884,050 380,445 265,275	(4) (5) (6)	$ $ $	159,775 176,700 130,320	$ $ $	9,173 9,173 9,173	$ $ $	3,437,998 938,318 766,768

C. James Koch Chairman	2011 2010 2009	$ $ $	382,500 375,000 273,000	$ $ $	209,490 190,222 127,332	(7) (5) (6)	$ $ $	153,000 262,500 136,500	$ $ $	9,173 9,173 9,173	$ $ $	754,163 836,895 546,005

John C. Geist Vice President of Sales	2011 2010 2009	$ $ $	336,000 315,000 300,000	$ $ $	3,632,216 380,445 265,275	(4) (5) (6)	$ $ $	100,800 127,575 73,500	$ $ $	9,173 9,173 9,173	$ $ $	4,078,189 832,193 647,948

Thomas W. Lance Vice President of Operations	2011 2010 2009	$ $ $	338,000 329,000 320,000	$ $	209,490 — 425,790	(8) (5)	$ $ $	136,738 141,684 103,680	$ $ $	9,173 9,173 9,173	$ $ $	693,401 479,857 858,643

(1)	Included in this column are amounts earned, though not necessarily received, during the corresponding fiscal year.

(2)

Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and L to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2012.

(3)	Includes annual group life insurance premium and Company matching contributions under the Company’s 401(k) plan paid in the respective year.

(4)

Grant contains long-term retention service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.

(5)

Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The Company is recording the related compensation expense over the requisite service period, as the Compensation Committee determined that the maximum performance criteria had been achieved and 100% of the shares eligible to vest under the option commenced vesting in March 2011.

(6)

Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. Such value has not been recognized for financial statement purposes, as the performance conditions were not met.

(7)

Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In 2011, the Company concluded that it was probable that 50% of the performance criteria would be met and recorded the related compensation expense. In February 2012, the Compensation Committee determined that 50% of the performance criteria had been achieved and 50% of the shares eligible to vest under the option commenced vesting in March 2012.

(8)

Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In 2011, the Company concluded that it was probable that 75% of the performance criteria would be met and recorded the related compensation expense. In February 2012, the Compensation Committee determined that 75% of the performance criteria had been achieved and 75% of the shares eligible to vest under the option commenced vesting in March 2012.

The Company has not paid or provided any perquisites to any of its officers, either individually or in the aggregate, in excess of $10,000. Not included in the above Summary Compensation Table are shares of the Company’s Class A Common Stock purchased by such officers at a discount under the Investment Share feature of the EEIP (the “Investment Shares”). Under the Investment Share program, all employees who have been with the Company for at least one year have the opportunity to purchase Investment Shares, and after two years of employment, Investment Shares may be purchased at a discount. Eligible employees may purchase Investment Shares in January of each year and may pay for such stock through payroll deduction throughout the year. The maximum aggregate annual purchase price is capped at $17,500 and the maximum available discount is 40%. The Investment Shares vest at the rate of 20% per year commencing on the following January 1st. Executive officers, other than the Chairman and the CEO, are eligible to participate in the Investment Share program. At December 31, 2011, Messrs. Geist, Lance and Urich held unvested Investment Shares.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for fiscal 2011 performance, the actual stock options to purchase Class A Common Stock granted during fiscal 2011 and the grant date fair value of the option awards.

Name	Grant Date	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/sh)		Closing Price on Date of Grant ($/sh)	Grant Date Fair Value of Option Awards ($)(3)
			Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Martin F. Roper	—	—	$1,008,698	—		—		—		—		—	—
William F. Urich	1/1/11	12/14/10	$192,500	—		65,000	(4)	65,000	(4)	$95.09	(1)	$95.09	$2,884,050
C. James Koch	1/1/11	12/14/10	$382,500	2,500	(5)	2,500	(5)	5,000	(5)	$95.09	(1)	$95.09	$209,490
John C. Geist	1/1/11	12/14/10	$168,000	—		80,000	(6)	80,000	(6)	$95.09	(1)	$95.09	$3,632,216
Thomas W. Lance	1/1/11	12/14/10	$169,000	2,500	(6)	3,750	(7)	5,000	(7)	$95.09	(1)	$95.09	$209,490

(1)

At the December 14, 2010 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors granted the options effective as of January 1, 2011, with an exercise price equal to the closing price of the Company’s stock on the New York Stock Exchange on the last trading day immediately prior to the effective date of the option grant.

(2)

There are no threshold levels for these awards. The amount reflects the maximum payout for full achievement of the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.

(3)

Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and L to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Commission on February 22, 2012.

(4)	So long as Mr. Urich continues to be employed by the Company or an affiliate of the Company on January 1, 2016, the option shall become exercisable in full.

(5)

Each option vests at 20% per year provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the Company’s depletions in 2011 increased by at least 4%, but less than 8.8%, over 2010 depletions, 50% of the number of shares would be eligible to vest in accordance with the vesting schedule (“Threshold”). If the Company’s depletions in 2011 increased by 8.8% or more over 2010 depletions, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule (“Maximum”). In February 2012, the Compensation Committee determined that the Threshold had been achieved and 2,500 shares are eligible for vesting. As a result, 20% of the eligible shares vested on March 1, 2012 and, so long as the Optionee continues to be employed by the Company or an affiliate of the Company as of each indicated date, the Option shall become incrementally exercisable as to 20% of the eligible shares on January 1 in each of the years 2013, 2014, 2015, and 2016.

(6)

So long as Mr. Geist continues to be employed by the Company or an affiliate of the Company on January 1, 2016, 60% of the option shall become exercisable on that date and the remaining shares will become exercisable in equal installments on January 1, 2017, 2018, 2019, and 2020.

(7)

Each option vests at 20% per year provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the wholesalers covering at least 50% of the Company’s volume are participating in the Freshest Beer Program at the end of 2011, 50% of the number of shares would be eligible to vest in accordance with the vesting schedule (“Threshold”). In addition, if the

Company’s depletions increased by at least 4%, but less than 8.8%, over 2010 depletions, 75% of the number of shares shall be eligible to vest in accordance with the vesting schedule (“Target”). Further, if the Company’s depletions increased by 8.8% or more over 2010 depletions, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule (“Maximum”). In February 2012, the Compensation Committee determined that Target had been achieved and 3,750 shares are eligible for vesting. As a result, 20% of the eligible shares vested on March 1, 2012 and, so long as the Optionee continues to be employed by the Company or an affiliate of the Company as of each indicated date, the options shall become incrementally exercisable as to 20% of the eligible shares on January 1 in each of the years 2013, 2014, 2015, and 2016.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth information regarding equity awards granted to the named executive officers that were outstanding at December 31, 2011. Those performance-based awards that had not either vested or lapsed as of December 31, 2011 are considered unexercisable and unearned.

	Option Awards											Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable		No. of Securities Underlying Unexercised Options Unexercisable		No. of Securities Underlying Unexercised Options Unearned		Option Exercise Price ($)			Option Expiration Date		No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)
Martin F. Roper	153,000 — —	(1)	— 180,000 753,864	(2) (3)	— —		$ $ $	22.425 43.550 37.650	(3)	6/28/2015 8/11/2017 12/31/2018	(3)	—		—
William F. Urich	54,300 50,000 6,000 10,000 7,200 3,800 —	(4) (4) (5) (6) (7) (8)	— — — — 1,800 15,200 65,000	(7) (8) (9)	— — — — — — —		$ $ $ $ $ $ $	15.835 18.000 21.140 24.950 35.980 46.600 95.090		9/8/2013 9/8/2013 1/1/2015 1/1/2016 1/1/2017 12/31/2019 12/31/2020		—		—
C. James Koch	15,000 9,600 1,900 —	(10) (7) (8)	— 2,400 7,600 —	(7) (8)	— — — 5,000	(11)	$ $ $ $	26.070 35.980 46.600 95.090		1/1/2016 1/1/2017 12/31/2019 12/31/2020		—		—
John C. Geist	— — —		4,000 15,200 80,000	(7) (8) (12)	— — —		$ $ $	35.980 46.600 95.090		1/1/2017 12/31/2019 12/31/2020		—		—
Thomas W. Lance	30,000 20,000 —	(13) (15)	10,000 40,000 —	(13) (15)	— — 5,000	(16)	$ $ $	34.700 18.510 95.090		1/22/2017 3/12/2019 12/31/2020		2,000	(14)	$69,940

(1)	Option granted 6/28/05 and vested on 5/1/08.

(2)	Option granted 8/13/07. The option will vest on 8/13/2013 contingent on Mr. Roper’s continued employment with the Company.

(3)

Option granted 1/1/08. The option will vest at the rate of 20% on January 1 in each of the years 2014 through 2018, contingent on Mr. Roper’s continued employment with the Company. The exercise price is determined by multiplying $42.00 by the aggregate change in the DJ Wilshire 5000 Index from and after January 1, 2008 through the close of business on the trading date next preceding each date on which the option is exercised. The exercise price will not be less than $37.65 per share and the excess of the fair value of the Company’s Class A Common Stock cannot exceed $70 per share over the exercise price. Of the option, 603,091 shares expire on 12/31/2017 and 150,773 shares expire on 12/31/2018.

(4)	Options granted 9/8/03 and fully vested as of 9/8/08.

(5)	Option granted on 1/1/05. 2,000 shares vested on each of 5/31/07, 5/31/08 and 5/31/09.

(6)	Option granted 1/1/06 and fully vested as of 3/1/07.

(7)	Option granted 1/1/07. The option vests at the rate of 20% per year due to certain performance criteria being met as of 3/1/08.

(8)	Option granted 1/1/2010. The option vests at the rate of 20% per year due to certain performance criteria being met as of 3/1/11.

(9)	Option granted 1/1/2011. The option will vest on 1/1/2016 contingent on Mr. Urich’s continued employment with the Company.

(10)	Option granted 2/16/06. The option vests at the rate of 20% per year due to certain performance criteria being met as of 3/1/07.

(11)	Option granted 1/1/2011. The option will vest at the rate of 20% per year due to certain performance criteria being met as of 3/1/2012.

(12)

Option granted 1/1/2011. 60% of shares will vest on 1/1/2016 and the remaining shares will vest annually in equal numbers over the following four years contingent on Mr. Geist’s continued employment with the Company.

(13)	Option granted 1/29/07. The option vests at the rate of 25% per year with the first vesting date on 3/1/09 due to certain performance criteria being met as of 1/22/09.

(14)	Restricted stock awarded 1/29/07. The shares vest at a rate of 20% per year commencing 1/22/08.

(15)	Option granted 3/13/09. The option vests at the rate of 33 1/3% on March 1 in each of the years 2011, 2012 and 2013 due to certain performance criteria being met as of 3/1/2011.

(16)	Option granted 1/1/201.1 The option will vest at the rate of 20% per year due to certain performance criteria being met as of 3/1/2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

The following table sets forth information regarding options exercised and shares of Class A Common Stock acquired on vesting of restricted stock awards by the named executive officers during the fiscal year ended December 31, 2011, as well as information regarding the value realized on such exercise or vesting. Other than Mr. Lance, none of the named executive officers have been granted any restricted stock awards.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Martin F. Roper	40,000	$2,671,326	—	—
William F. Urich	29,500	$2,450,081	—	—
C. James Koch	—	—	—	—
John C. Geist	11,800	$690,967	—	—
Thomas W. Lance	—	—	2,000	$182,420

(1)	The aggregate dollar amount realized upon vesting equals the number of shares vested multiplied by the market value of the underlying shares on the vesting date.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

A Stockholder Rights Agreement between the Company and its initial stockholders provides that, so long as C. James Koch remains an employee of the Company (i) he will devote such time and effort, as a full-time, forty

(40) hours per week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company, (ii) the Company will provide Mr. Koch benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership, and (iii) the Company will purchase and maintain in effect term life insurance on the life of Mr. Koch.

All full-time employees of the Company, including each of the named executive officers, are required to enter into a non-competition agreement with the Company which prohibits the employee from accepting employment with a competitor for a period of one year after leaving the Company. Nevertheless, all employees of the Company are employed “at-will.”

With the exception of the option granted to Martin Roper on January 1, 2008, which is subject to acceleration pursuant to a defined schedule in the event of a change of ownership of the Company’s Class B Stock, all options granted under the EEIP, including those granted to the named executive officers, become immediately exercisable in full in the event that C. James Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2011. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of the executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.

Item 3.    ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Company’s 2011 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding named executive officer compensation. Consistent with the recommendation of the Company’s Board of Directors, a majority of the shares of the Company’s Class A Common Stock cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2011 voting results, and based upon its prior recommendation, the Board of Directors determined that the Company will conduct future advisory votes regarding compensation awarded to its named executive officers on an annual basis. While the holders of the Class A Common Stock have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing the holders of our Class A Common Stock with the opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of the Company’s named executive officers is disclosed in the Compensation Discussion and Analysis, or “CD&A,” the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, the Company has adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which will attract, motivate and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions. The Company believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how the Company’s compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the named executive officer compensation, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by the Company and the Compensation Committee of the Company’s Board of Directors and the level and mix of compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, resulting from such policies and procedures are hereby determined to be appropriate for the Company and accordingly approved.”

The vote on this Item 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The Board recommends a vote FOR the adoption of the foregoing approval resolution regarding the Company’s executive compensation policies and procedures and the 2011 compensation paid to the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narratives in this Proxy Statement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“Ernst & Young”) was engaged as the Company’s independent public accountants to audit the Company’s financial statements for the Company’s 2010 and 2011 fiscal years.

Neither the report of Ernst & Young on the Company’s financial statements for 2010 nor its report on the Company’s financial statements for 2011 contained an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to such accountants’ satisfaction, would have caused such accountants to make reference to the subject matter of the disagreement in connection with its reports; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

Representatives of Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors and persons owning more than 10% of the outstanding Class A Common Stock of the Company to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than 10% holders of Class A Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to its officers, directors, and beneficial owners of greater than 10% of its Common Stock were complied with, with the exception of Mr. Jean-Michel Valette, who was late in filing one Form 4 due to a clerical error. In making this statement, the Company has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% stockholders.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted policies and procedures for the disclosure, review and approval of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or stockholders owning 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Audit Committee of the Board of Directors. Under the Company’s Code of Business Conduct and Ethics, officers, directors and employees of the Company are required to report proposed related party transactions to the Company’s Compliance Officer, who will bring applicable transactions to the attention of the Audit Committee. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of its 2011 fiscal year where the foregoing policies and procedures did not require review, approval or ratification of such transaction or where such policies and procedures were not followed. Since the beginning of the last fiscal year, the Company has had no transactions, nor does it currently have any proposed transactions, in which it was or is to be a participant in which any related person had or will have a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE(2)

The Audit Committee of the Board of Directors reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects and engages the Company’s independent registered public accounting firm. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit and non-audit services to be performed by the independent registered public accounting firm and the independent registered public accounting firm’s audit and non-audit fees. The Audit Committee also reviews the audited financial statements to be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission (“SEC”); meets independently with the Company’s manager of internal audit, independent registered public accounting firm and senior management; and reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues, and has oversight of operational, governance and other risks that could adversely affect the Company’s business. The Audit Committee acts pursuant to an Audit Committee Charter, a copy of which is available on the Company’s website at www.bostonbeer.com.

The Audit Committee of the Board of Directors is composed of three directors, each of whom qualifies as independent under the current listing standards of the New York Stock Exchange and applicable SEC rules and regulations. In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” in accordance with applicable SEC rules based on their relevant experience. Mr. Cummin served for many years as a partner in a venture capital firm where he had extensive experience in assessing the performance of companies and evaluating their financial statements, and served for several years on an audit committee of another publicly-held company. Mr. Tanner, who joined the Audit Committee in December 2007, also has many years’ experience in senior management positions where he supervised primary operational financial officers of large food and agricultural companies. Mr. Valette, who joined the Audit Committee in August 2004, worked as a securities analyst for several years and has served as CEO of two companies where he supervised the primary financial officers. He currently serves as a member of the audit committees of two other publicly-held companies.

(2)

The material in this report, including the Audit Committee Charter, is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, currently Ernst & Young LLP (“Ernst & Young”). The Audit Committee pre-approved all such audit and non-audit services provided by Ernst & Young during 2011. In 2010 and 2011, the services provided by Ernst & Young included audit services, audit-related services, tax services and other services and resulted in the fees set forth below:

•

Audit Fees.    The Company paid audit fees to Ernst & Young in the amount of $385,000 for its audit of the Company’s 2011 annual financial statements and for quarterly reviews during the fiscal year ended December 31, 2011. Fees for the audit of the Company’s 2010 annual financial statements and quarterly reviews during the fiscal year ended December 25, 2010 totaled $383,000. These amounts include fees for the review and certification of the Company’s compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

•	Audit-Related Fees. The Company paid Ernst & Young $27,500 for audit fees relating to the Company’s 401(k) plans in 2011 and $26,000 for audit fees relating to the Company’s 401(k) plans in 2010.

•

Tax Fees.    The Company paid Ernst & Young an aggregate of $476,420 for tax-related services in 2011, which consisted of $321,350 in federal and state tax return compliance assistance, $138,690 for federal and state examination review assistance, and $16,380 for other tax advisory services. The Company paid Ernst & Young an aggregate of $153,580 for tax-related services in 2010, which consisted of $57,500 in federal and state tax return compliance assistance, $87,055 for federal and state examination review assistance and $9,025 for other tax-related advisory services.

•	Other Fees. The Company paid no other fees to Ernst & Young during the 2011 and 2010 fiscal years.

During the course of 2011, the Audit Committee reviewed and discussed with both management and Ernst & Young the Company’s 2011 quarterly results and during the first quarter of 2012, the Audit Committee reviewed and discussed with both management and Ernst & Young the Company’s audited financial statements for the fiscal year ended December 31, 2011. In addition, throughout the year, the Audit Committee met with Ernst & Young regarding the Company’s internal controls and compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications,” which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the Audit Committee. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 relating to the accountant’s independence from the Company, has discussed with Ernst & Young its independence from the Company, and has considered the compatibility of non-audit services provided by Ernst & Young with Ernst & Young’s required independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE:

PEARSON C. CUMMIN, III, CHAIRMAN

GREGG A. TANNER

JEAN-MICHEL VALETTE

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2013 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 13, 2012.

If a stockholder wishes to present a proposal at the 2013 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than March 8, 2013 and must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

10-K REPORT

A copy of our Annual Report on Form 10-K, including audited financial statements and schedules thereto, required to be filed with the SEC for the Company’s most recent fiscal year, may be found on the company’s website, www.bostonbeer.com. In addition, the Company will provide each beneficial owner of its securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Investor Relations Department, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, MA 02210.

VOTING PROXIES

The Board of Directors recommends an affirmative vote for all nominees specified herein and for approval, on an advisory basis, of the compensation of the Company’s named executive officers. Proxies will be voted as specified. If signed proxies are returned without specifying voting instructions, the shares represented by such proxies will be voted for each of the agenda items for which you have not clearly indicated votes, as recommended by the Board of Directors.

By order of the Board of Directors,

Kathleen H. Wade
Corporate Secretary

Boston, Massachusetts

April 12, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/sam Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
THE BOSTON BEER COMPANY, INC.	OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 3.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1. ELECTION OF DIRECTORS
Nominees:	☐	☐	☐

01 David A. Burwick

02 Pearson C. Cummin, III

03 Jean-Michel Valette

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

Management recommends a vote FOR the following proposal:
	FOR	AGAINST	ABSTAIN
3. To approve the non-binding advisory resolution relating to executive compensation.	☐	☐	☐

Such other matters as may properly come before the meeting or at any adjournment there of.

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

Admission Ticket

THE BOSTON BEER COMPANY, INC.

2012 ANNUAL MEETING

Wednesday, May 23, 2012

9:00 A.M.

The Brewery

30 Germania Street

Boston, MA 02130

Important notice regarding the Internet availability of proxy materials for the Annual Meeting.

The Proxy Statement and the 2011 Annual Report to Stockholders are available at:

http://www.proxyvoting.com/sam

▼  FOLD AND DETACH HERE  ▼

THE BOSTON BEER COMPANY

PROXY – Annual Meeting of Stockholders – May 23, 2012

CLASS A COMMON STOCK

The undersigned, a stockholder of The Boston Beer Company, Inc., does hereby appoint C. James Koch and Frederick H. Grein, Jr., or either of them, acting singly, the undersigned’s proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Wednesday May 23, 2012 at 9:00 A.M. local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby instructs said proxy, or his substitute, to vote as specified on reverse side on the following matters and in accordance with his judgment on other matters which may properly come before the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES
P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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